Exhibit 99.1

Press Release

Excelerate Energy Announces Amended and Restated $600 Million Senior Secured Credit Facility

Extends $350 Million Revolving Credit Facility and Adds $250 Million Term Loan

Proceeds from Term Loan Intended to be Used to Purchase the FSRU Sequoia

The Woodlands, TX, March 20, 2023 – Excelerate Energy, Inc. (NYSE: EE) (“Excelerate” or “the Company”) announced today that it has entered into an amended and restated senior secured credit agreement (the “Credit Agreement”).

Key updates to the Credit Agreement include, among other things:

•	A new $250 million Term Loan Facility (the “Term Loan Facility”) maturing on March 17, 2027

•	Extending the maturity date of the existing $350 million Revolving Credit Facility (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Facility”) to March 17, 2027

•

Increasing the maximum consolidated total leverage by 0.50x to 3.50x, provided that, if the aggregate value of all unsecured debt is equal to or greater than $250 million, maximum consolidated total leverage increases to 4.25x

•	Requiring collateral vessel maintenance coverage to be not less than the greater of (i) $750 million and (ii) 130% of the sum of the total credit exposure under the Credit Agreement

Proceeds from the Term Loan Facility are intended to be used for the acquisition of the FSRU Sequoia, which is currently under a bare boat charter with a third party until mid-2025, and transaction fees and expenses related thereto. Excelerate intends to acquire the vessel by exercising a purchase option that it has with the vessel’s owner and for the purchase to be completed in April 2023. The commitments under the Term Loan Facility expire on May 1, 2023 if the acquisition of the FSRU Sequoia does not occur by such date. Proceeds from the Revolving Credit Facility are expected to be used primarily for letters of credit, working capital, and other general corporate purposes.

“Refinancing our existing credit facility is a significant next step in our plans to improve our capital structure, and we would like to thank our lenders for their continued support and confidence in Excelerate,” said Dana Armstrong, Chief Financial Officer of Excelerate Energy. “This amended credit facility enhances our financial flexibility and supports our future growth and development initiatives. We are excited to acquire the FSRU Sequoia, one of the most capable vessels in the industry, at an attractive price well below current market values.”

Borrowings will bear interest at a per annum rate equal to the Secured Overnight Financing Rate (SOFR) reference rate (or alternative base rate), for such period plus an applicable margin, which will be based on Excelerate’s consolidated leverage ratio as defined under the Facility.

The Facility contains customary representations, warranties, covenants (affirmative and negative), and events of default, the occurrence of which would permit the lenders to accelerate the maturity date of amounts borrowed under the Facility.

Wells Fargo Bank, N.A. is acting as administrative agent. Wells Fargo Securities, LLC, along with Sumitomo Mitsui Banking Corporation, DNB Markets Inc. and Credit Agricole Corporate and Investment Bank served as joint lead arrangers, with Barclays Bank PLC, Nordea Bank ABP, New York Branch, Morgan Stanley Bank, N.A., BNP Paribas and First Financial Bank as additional lenders.

Gibson, Dunn & Crutcher LLP and Frederic Dorwart, Lawyers PLLC served as counsel to Excelerate.

Additional details on the Credit Agreement can be found in the Company’s Form 8-K to be filed with the U.S. Securities and Exchange Commission.

ABOUT EXCELERATE ENERGY

Excelerate Energy, Inc. is a U.S.-based LNG company located in The Woodlands, Texas. Excelerate is changing the way the world accesses cleaner forms of energy by providing integrated services along the LNG value chain with an objective of delivering rapid-to-market and reliable LNG solutions to customers. The Company offers a full range of flexible regasification services from FSRUs to infrastructure development to LNG supply. Excelerate has offices in Abu Dhabi, Antwerp, Boston, Buenos Aires, Chattogram, Dhaka, Doha, Dubai, Helsinki, Manila, Rio de Janeiro, Singapore, and Washington, DC. For more information, please visit www.excelerateenergy.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact contained in this press release, including, without limitation, statements regarding Excelerate’s business strategy and plans, including its intention to acquire the FSRU Sequoia with the proceeds from its new Term Loan Facility, and objectives of management for future operations are forward-looking statements. All forward-looking statements are based on assumptions or judgments about future events and economic conditions that may or may not be correct or necessarily take place and that are by their nature subject to significant risks, uncertainties and contingencies, including the risk factors that Excelerate identifies in its Securities and Exchange Commission filings, many of which are outside the control of Excelerate. The results, events and circumstances reflected in the forward-looking statements may not be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements. The forward-looking statements made in this press release relate only to events as of the date on which the statements are made. Excelerate undertakes no obligation to update any forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law.

CONTACTS

Investors

Craig Hicks

Excelerate Energy

Craig.Hicks@excelerateenergy.com

Media

Stephen Pettibone / Frances Jeter

FGS Global

Excelerate@fgsglobal.com

or

media@excelerateenergy.com